Exhibit 23.1

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-1 of our audit report dated December 20, 2012 relative to the financial statements of Global System Designs, Inc. as of November 30, 2012 and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period November 27, 2012 (date of inception) through November 30, 2012.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Clearwater, Florida
June 3, 2013

PCAOB Registered
AICPA Member